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                     July 20, 2020

       David G. Watumill
       President and Chief Executive Officer
       CARDAX, INC.
       2800 Woodlawn Drive Suite 129
       Honolulu, Hawaii 96822

                                                        Re: CARDAX, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 333-181719

       Dear Mr. Watumill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences